UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

Form S-8 Registration Statement No. 333-160698

UNDER

THE SECURITIES ACT OF 1933

AMERICAN NATIONAL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	30-1221711
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Moody Plaza

Galveston, Texas 77550-7999

(Address, including zip code, of principal executive offices)

American National Insurance Company Amended and Restated 1999 Stock and Incentive Plan

(Full title of the plan)

J. Mark Flippin

Secretary

One Moody Plaza, 8th Floor

Galveston, Texas 77550-7990

(409) 763-5242

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Sean A. Monticello

Greer, Herz & Adams, L.L.P.

One Moody Plaza, 18th Floor

Galveston, Texas 77550-7990

(409) 797-3200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to that certain Registration Statement on Form S-8 (File No. 333-160698) (as amended hereby, the “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by American National Group, Inc., a Delaware corporation (“ANG”), as the successor registrant to American National Insurance Company, a Texas insurance company (the “Predecessor Registrant”).

On July 1, 2020, ANG completed its previously announced reorganization pursuant to the Agreement and Plan of Merger dated as of February 11, 2020 (the “Reorganization Agreement”), among ANG, the Predecessor Registrant, and AN MergerCo., Inc., a Texas corporation (“MergerCo”).

The Reorganization Agreement provided for the merger (the “Merger”) of the Predecessor Registrant with and into MergerCo, with the Predecessor Registrant surviving the Merger as a wholly owned subsidiary of ANG, and the conversion of each share of common stock, par value $1.00 per share, of the Predecessor Registrant (“Predecessor Stock”) issued and outstanding immediately prior to the effective time of the Merger, into one duly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of ANG (“ANG Stock”). In addition, each stock appreciation right, restricted stock unit and other incentive award relating to shares of Predecessor Stock automatically converted into a stock appreciation right, restricted stock unit or other incentive award relating to an identical number of shares of ANG Stock and governed by the same terms and conditions. As a result of the Merger, ANG now owns the Predecessor Registrant, and ANG is the successor issuer to the Predecessor Registrant pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with Rule 414(d) under the Securities Act, except as modified by the Post-Effective Amendment No. 2, ANG hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act.

ANG continues to conduct all of the operations previously conducted by the Predecessor Registrant and its subsidiaries prior to the Merger, and the consolidated assets, liabilities, operations, and financial condition of ANG immediately after the Merger are the same as those of the Predecessor Registrant immediately prior to the Merger.

Upon completion of the Merger, ANG, a Delaware corporation, replaced the Predecessor Registrant, a Texas insurance company, as the publicly held corporation, and the holders of Predecessor Stock now hold the same number of shares and same ownership percentage of ANG as they held of the Predecessor Registrant immediately prior to the Merger. As of July 2, 2020, shares of ANG Stock commenced trading on the NASDAQ Global Select Market under the same ticker symbol previously used by the Predecessor Registrant, “ANAT”.

In accordance with paragraph (d) of Rule 414 under the Securities Act, ANG hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants as covered by the Registration Statement, as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, as originally filed with the Securities and Exchange Commission (the “SEC”) by ANG or the Predecessor Registrant are hereby incorporated herein by reference:

(a)	the Predecessor Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 28, 2020;

(b)	the Predecessor Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 8, 2020;

(c)

the Predecessor Registrant’s Current Reports on Form 8-K (except for the portions that were furnished rather than filed) filed with the SEC on February  12, 2020, February  26, 2020, March  5, 2020, April  29, 2020, and May 5, 2020;

(d)

the description of ANG’s Capital Stock contained in Exhibit 99.1 to its Current Report on Form 8-K12B as filed with the SEC on July 2, 2020 and any amendment or report filed for the purpose of updating such description; and

(e)	ANG’s current Report on Form 8-K12B filed with the SEC on July 2, 2020.

All documents filed by ANG pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Pursuant to Rule 12g-3(a) of the Exchange Act, ANG is the successor issuer with respect to the above documents in items (a) through (c) previously filed by the Predecessor Registrant with the SEC and incorporated by reference herein. Any statement contained in the Registration Statement, in any amendment hereto or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed supplement to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

ANG’s restated certificate of incorporation, as amended, provides, to the fullest extent permitted by Delaware law, that directors will not be liable to ANG or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law currently provides that this waiver may not apply to liability (a) for any breach of the director’s duty of loyalty to ANG or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law (the “DGCL”) (governing distributions to stockholders); or (d) for any transaction from which the director derived any improper personal benefit.

However, in the event the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of ANG’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The amended and restated certificate of incorporation and amended and restated bylaws of ANG further provide that ANG will indemnify each of its directors and officers to the fullest extent permitted by Delaware law and may indemnify other persons as authorized by the DGCL. These provisions do not eliminate any monetary liability of directors under the federal securities laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Description

4.1	Amended and Restated Certificate of Incorporation of American National Group, Inc. (incorporated by reference to Annex II of the Proxy Statement/Prospectus filed with the SEC on March 25, 2020)

4.2	Amended and Restated Bylaws of American National Group, Inc. (incorporated by reference to Annex III of the Proxy Statement/Prospectus filed with the SEC on March 25, 2020)

4.3	American National Insurance Company 1999 Stock and Incentive Plan (incorporated by reference to Exhibit 10.2 to American National Insurance Company’s amended Registration Statement on Form 10-12B/A filed with the SEC on June 2, 2009)

5.1*	Opinion of Shearman & Sterling LLP

23.1*	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP

24.1*	Power of Attorney (included on the signature pages hereto)

*	Filed herewith

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to each registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in these registration statements.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Galveston, State of Texas, on July 2, 2020.

AMERICAN NATIONAL GROUP, INC.

By:	/s/ James E. Pozzi
Name:	James E. Pozzi
Title:	President and Chief Executive Officer
(Principal Executive Officer)

Date: July 2, 2020

POWER OF ATTORNEY

Each of the undersigned officers and directors of American National Group, Inc. hereby constitutes and appoints James E. Pozzi, Timothy A. Walsh and J. Mark Flippin as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 has been signed below by the following persons on July 2, 2020 in the capacities indicated.

Signature	Title	Date

/s/ James E. Pozzi James E. Pozzi	President and Chief Executive Officer, Director (Principal Executive Officer)	July 2, 2020

/s/ Timothy A. Walsh Timothy A. Walsh	Executive Vice President, CFO, Treasurer and ML and P&C Operations (Principal Financial Officer)	July 2, 2020

/s/ Michelle A. Gage Michelle A. Gage	Vice President, Controller (Principal Accounting Officer)	July 2, 2020

/s/ William C. Ansell William C. Ansell	Director	July 2, 2020

/s/ Irwin M. Herz, Jr. Irwin M. Herz, Jr.	Director	July 2, 2020

/s/ E. Douglas McLeod E. Douglas McLeod	Director	July 2, 2020

/s/ Ross R. Moody Ross R. Moody	Director	July 2, 2020

/s/ James P. Payne James P. Payne	Director	July 2, 2020

/s/ E.J. Pederson E.J. Pederson	Director	July 2, 2020

/s/ James D. Yarbrough James D. Yarbrough	Director	July 2, 2020